                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 March 1, 2000
               Date of Report (Date of earliest event reported)



                               ORTEL CORPORATION

            (Exact name of registrant as specified in its charter)

      Delaware                      0-22598                      95-3494360
   (State or other           (Commission File Number)          (IRS Employer
    Jurisdiction                                          Identification Number)
   of Incorporation)

2015 West Chestnut Street                                        91803-1542
  Alhambra, California                                           (Zip Code)
 (Address of principal
   executive offices)


                                (626) 281-3636
             (Registrant's telephone number, including area code)

                                      N/A
         (Former Name or Former Address, if Changed Since Last Report)

                               ORTEL CORPORATION


Item 5.   OTHER EVENTS

          During the first quarter of fiscal year 2000, Ortel Corporation (the "Company") implemented its plan to sell its U.S. and international wireless operations, which detracted from the Company's focus on fiberoptic markets. In addition to the operating losses incurred during the first quarter, the Company expected to incur costs directly related to the sale as well as losses on the sale of the businesses at prices potentially below net book value. In the first quarter of fiscal 2000, the Company recorded a loss of $4.4 million, before income tax benefit of $1.1 million, from the disposal of assets related to the discontinued wireless businesses. Significant costs related to the sale of the business included brokers fees, severance and expected product warranty costs.

          By August 30, 1999, the wireless businesses were sold in two separate transactions. Losses on the sale and costs associated with the transactions were commensurate with the $4.4 million estimated. Domestic wireless operations were sold for cash to an unrelated party. The Company agreed to provide certain services on a temporary basis to facilitate the operation of the business by the new owner, CI Wireless, Incorporated, of Fort Worth, Texas. These services include subletting a portion of a building at the Company's Alhambra facility and agreeing to sell certain key components which incorporate technology not included in the sale of the business. The Company's stock in Avitec AB, the wireless operations headquartered in Sweden, was sold to one of Avitec's founders. The Company has no continuing obligations with regard to the Avitec wireless operations but may continue to sell to Avitec certain of the Company's products, which have been incorporated into Avitec systems designs.

          The Company accounted for the sale of its wireless segment as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, for the fiscal 2000 first quarter ended August 1, 1999 and, accordingly, prior periods have been restated. Accordingly, the results of operations of the wireless business have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated statements of operations.

          On February 7, 2000, the Company entered into an Agreement and Plan of Merger with Lucent Technologies, Inc. In order to report the financial data required by the S-4 filing, the financial statements and other information included in this filing have been restated to reflect the wireless business as a discontinued operation.

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements

          The response to this item is filed as a separate part of this Report (see page 4).

     (b)  Pro Forma Financial Information
               Not applicable

     (c)  Exhibits
               Exhibit 23.1  Consent of KPMG LLP
               Exhibit 27    Financial Data Schedule

                               ORTEL CORPORATION

           Index to Consolidated Financial Statements and Schedules
                    Covered by Independent Auditors' Report

                                                                                                                  Page
                                                                                                                  ----
Selected Financial Data.....................................................................................         4

Consolidated Financial Statements

Independent Auditors' Report................................................................................         5

Consolidated Balance Sheets as of April 30, 1999 and 1998...................................................         6

Consolidated Statements of Operations for the years ended
  April 30, 1999, 1998 and 1997.............................................................................         7

Consolidated Statements of Stockholders' Equity and Comprehensive Income (loss) for the years
 ended April 30, 1999, 1998 and 1997........................................................................         8

Consolidated Statements of Cash Flows for the years ended
 April 30, 1999, 1998 and 1997..............................................................................         9

Notes to Consolidated Financial Statements..................................................................        10

Management's Discussion and Analysis of Financial Condition and Results of Operations.......................        28

Consolidated Financial Statement Schedule

Schedule II:  Valuation and Qualifying Accounts.............................................................        32

Exhibits
Exhibit 23.1  Consent of KPMG LLP...........................................................................  Attached

Exhibit 27  Financial Data Schedule.........................................................................  Attached

                      ORTEL CORPORATION AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

     Set forth below is selected consolidated financial data of the Company for the five years ended April 30, 1999. This data should be read in conjunction with the consolidated financial statements and notes thereto set forth elsewhere herein. See accompanying notes to condensed consolidated financial statements.

                                                                                            Year Ended April 30,
                                                                                  (in thousands, except per share amounts)
                                                                       -----------------------------------------------------------
                                                                            1999        1998        1997        1996        1995
                                                                            ----        ----        ----        ----        ----
Consolidated Statement of Operations Data:
Revenues...............................................................    $65,027     $64,343     $75,098     $55,440     $49,529
Cost of revenues.......................................................     38,993      36,541      36,948      27,733      24,213
                                                                           -------     -------     -------     -------     -------
    Gross profit.......................................................     26,034      27,802      38,150      27,707      25,316
Operating expenses:
    Research and development(1)........................................     10,314       7,617       6,540       7,427       5,831
    Sales and marketing................................................      9,948       8,310       8,612       6,702       5,362
    General and administrative.........................................      5,586       5,044       4,609       3,391       2,869
                                                                           -------     -------     -------     -------     -------
     Total operating expenses..........................................     25,848      20,971      19,761      17,520      14,062
                                                                           -------     -------     -------     -------     -------
    Operating income...................................................        186       6,831      18,389      10,187      11,254
Other:
    Interest income, net...............................................      1,329       1,273       1,461       1,833       1,126
    Other income (expense), net........................................        201         656         691         765         (47)
                                                                           -------     -------     -------     -------     -------
Income from continuing operations before income taxes..................      1,716       8,760      20,541      12,785      12,333
Provision (benefit) for income taxes...................................       (319)      2,298       6,297       3,922       4,825
                                                                           -------     -------     -------     -------     -------
    Income from continuing operations..................................      2,035       6,462      14,244       8,863       7,508
Loss from discontinued operations, net of income tax benefits of
    $1,036 in 1999, $1,574 in 1998 and $2,608 in 1997..................     (4,144)     (3,725)     (5,929)     (6,470)     (1,205)
Loss from disposal of discontinued operations, net of income tax
    benefits of $980...................................................     (3,919)         --          --          --          --
                                                                           -------     -------     -------     -------     -------
Net income (loss)......................................................    $(6,028)    $ 2,737     $ 8,315     $ 2,393     $ 6,303
                                                                           =======     =======     =======     =======     =======

Income (loss) per common share - Basic
    Income from continuing operations..................................    $   .17     $   .56     $  1.24     $   .78     $   .74
    Loss from discontinued operations..................................       (.68)       (.32)       (.51)       (.57)       (.12)
                                                                           -------     -------     -------     -------     -------
    Net income (loss) per common share - Basic.........................    $  (.51)    $   .24     $   .73     $   .21     $   .62
                                                                           =======     =======     =======     =======     =======
Income (loss) per common share - Diluted
    Income from continuing operations..................................    $   .16     $   .51     $  1.13     $   .71     $   .65
    Loss from discontinued operations..................................       (.64)       (.29)       (.47)       (.52)       (.10)
                                                                           -------     -------     -------     -------     -------
    Net income (loss) per common share - Diluted.......................    $  (.48)    $   .22     $   .66     $   .19     $   .55
                                                                           =======     =======     =======     =======     =======

Shares used in share computations:
    Basic..............................................................     11,876      11,634      11,463      11,312      10,157
    Diluted............................................................     12,528      12,639      12,609      12,361      11,506

                                                                                                 Year Ended April 30,
                                                                             -------------------------------------------------------
                                                                                 1999       1998       1997       1996       1995
                                                                                 ----       ----       ----       ----       ----
Consolidated Balance Sheet Data:
    Cash and short term investments......................................       $24,181    $28,603    $33,931    $38,261    $43,881
    Working capital......................................................        46,001     49,163     52,937     51,127     54,592
    Total assets.........................................................        89,228     90,341     90,996     77,457     74,323
    Long-term debt.......................................................            --         --         --          6         --
    Stockholders' equity.................................................        75,188     78,784     74,883     66,274     64,144

(1) Revenues from research and development contracts are netted against research and development expenses.

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Ortel Corporation:

We have audited the consolidated financial statements of Ortel Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule as listed in the accompanying index. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ortel Corporation and subsidiaries as of April 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



/s/ KPMG  LLP

Los Angeles, California
May 26, 1999, except for Note 12 and the discontinued operations section of
Note 2, which are as of August 30, 1999

                       ORTEL CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                                               Years Ended April 30,
                                                                                               ---------------------
ASSETS                                                                                          1999            1998
                                                                                               -----            ----
Current assets:
     Cash and equivalents............................................................      $      13,115   $      12,590
     Short term investments..........................................................             11,066          16,012
     Total receivables less allowance for doubtful accounts of $973 and $307 at
     April 30, 1999 and April 30, 1998, respectively.................................             12,972          10,762
     Billed contract costs and fees and other receivables (net)......................                432             543
     Inventories.....................................................................              9,716           6,224
     Income taxes receivable.........................................................              2,900              71
     Deferred tax assets.............................................................              2,080           2,190
     Prepaid expenses and other current assets.......................................                990           1,157
     Current assets related to discontinued operations...............................              5,692           8,908
                                                                                           -------------   -------------
         Total current assets........................................................             58,963          58,457
Property, equipment and improvements, at cost:
     Property........................................................................              1,796           1,796
     Equipment.......................................................................             27,996          26,030
     Office furniture and fixtures...................................................              5,688           4,813
     Leasehold improvements..........................................................              6,484           4,932
                                                                                           -------------   -------------
     Total property, equipment and improvements......................................             41,964          37,571
     Less accumulated depreciation and amortization..................................            (24,260)        (18,845)
                                                                                           -------------   -------------
     Net property, equipment and improvements........................................             17,704          18,726
Intangible assets, net...............................................................              1,352           1,593
Other assets.........................................................................              9,717           8,730
Long-term assets of discontinued operations..........................................              1,492           2,835
                                                                                           -------------   -------------
         Total assets................................................................      $      89,228   $      90,341
                                                                                           =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................................................................      $       6,800   $       3,457
     Accrued payroll and related costs...............................................              1,794           2,899
     Other accrued liabilities.......................................................              1,824           2,079
     Liabilities related to discontinued operations..................................              2,356             687
     Income taxes payable............................................................                188             172
                                                                                           -------------   -------------
         Total current liabilities...................................................             12,962           9,294
Deferred income taxes................................................................                512           1,044
Long-term liabilities related to discontinued operations.............................                305             954
                                                                                           -------------   -------------
Total liabilities....................................................................             13,779          11,292
Minority interest in subsidiaries....................................................                261             265
Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued and
  outstanding........................................................................                 --              --
Common stock, $.001 par value; 25,000,000 shares authorized; issued and
 outstanding:  11,969,644 and 11,713,371 in 1999 and 1998, respectively..............                 12              12
Additional paid in capital...........................................................             55,422          53,101
Retained earnings....................................................................             21,421          27,449
Loans receivable.....................................................................             (1,064)         (1,460)
Accumulated other comprehensive loss.................................................               (603)           (318)
                                                                                           -------------   -------------
Net stockholder's equity.............................................................             75,188          78,784
                                                                                           -------------   -------------
Commitments and contingencies (note 7)
Total liabilities and stockholders' equity...........................................      $      89,228   $      90,341
                                                                                           =============   =============



          See accompanying notes to consolidated financial statements.

                       ORTEL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                                 Year Ended April 30,
                                                                            -------------------------------
                                                                             1999        1998        1997
                                                                            -------     -------     -------
Revenues.............................................................       $65,027     $64,343     $75,098
Cost of revenues.....................................................        38,993      36,541      36,948
                                                                            -------     -------     -------

     Gross profit....................................................        26,034      27,802      38,150

Operating expenses:
Research and development.............................................        10,314       7,617       6,540
Sales and marketing..................................................         9,948       8,310       8,612
General and administrative...........................................         5,586       5,044       4,609
                                                                            -------     -------     -------

         Total operating expenses ...................................        25,848      20,971      19,761
                                                                            -------     -------     -------
Operating income.....................................................           186       6,831      18,389

Interest and other income (net)......................................         1,329       1,273       1,461
Other non-operating income (expense).................................           201         656         691
                                                                            -------     -------     -------
     Income from continuing operations before income taxes...........         1,716       8,760      20,541

Provision (benefit) for income taxes.................................          (319)      2,298       6,297
                                                                            -------     -------     -------

Income from continuing operations....................................         2,035       6,462      14,244

Loss from discontinued operations, net of tax benefits of
     $1,036 in 1999, $1,574 in 1998 and $2,608 in 1997...............        (4,144)     (3,725)     (5,929)
Loss from disposal of discontinued operations, net of income
     tax benefit of $980.............................................        (3,919)         --          --
                                                                          ---------   ---------   ---------

Net income (loss)....................................................       $(6,028)    $ 2,737     $ 8,315
                                                                          =========   =========   =========

Net income (loss) per common share - Basic
    Income from continuing operations................................       $   .17     $   .56     $  1.24
    Loss from discontinued operations................................          (.68)       (.32)       (.51)
                                                                          ---------   ---------   ---------
Net income (loss) per common share - Basic...........................       $  (.51)    $   .24     $   .73
                                                                          =========   =========   =========

Net income (loss) per common share - Diluted
    Income from continuing operations................................       $   .16     $   .51     $  1.13
    Loss from discontinued operations................................          (.64)       (.29)       (.47)
                                                                          ---------   ---------   ---------
Net income (loss) per common share - Diluted.........................       $  (.48)    $   .22     $   .66
                                                                          =========   =========   =========

Shares used in per share computations:
Basic................................................................        11,876      11,634      11,463
                                                                          =========   =========   =========
Diluted..............................................................        12,528      12,639      12,609
                                                                          =========   =========   =========


          See accompanying notes to consolidated financial statements

                      ORTEL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
              (in thousands, except share and per share amounts)

                                                                                              Additional
                                                                                    Common      Paid in      Retained
                                                                     Shares         Stock       Capital      Earnings
                                                                 ------------    -----------  -----------   ----------
Balance at April 30, 1996......................................    11,359,110           $11       $51,369      $16,397
Net income.....................................................                                                  8,315
Effect of foreign translation..................................
Unrealized losses on investments...............................
Comprehensive income ..........................................
Exercise of stock options for shares of common
 stock at $1.10 to $17.25 per share............................       190,633                         873
Tax benefits arising from exercise of non-qualified
 stock options.................................................                                       241
Repurchase of shares of stock at an average price
 of $12.08 per share...........................................       (50,000)                       (604)
Compensation expense related to issuance of
 stock options to Photon employees.............................                                        51
Loans from exercise of stock options due
2000-2001 at 6.36%-6.6% per year, net of repayments............
                                                                 ------------    ----------   -----------   ----------
Balance at April 30, 1997......................................    11,499,743           $11       $51,930      $24,712

Net income.....................................................                                                  2,737
Effect of foreign translation..................................
Unrealized losses on investments...............................
Comprehensive income ..........................................
Exercise of stock options for shares of common
 stock at $1.33 to $17.26 per share............................       238,628                       1,226
Tax benefits arising from exercise of non-qualified
 stock options.................................................                                       250
Repurchase of  shares of stock at an average price
 of $16.52 per share...........................................       (25,000)            1          (413)
Compensation expense related to issuance of
 stock option to Photon........................................                                       108
Loans from exercise of stock options due
 2000-2001 at 5.7%-6.85% per year, net of repayments...........
                                                                 ------------    ----------   -----------   ----------
Balance at April 30, 1998......................................    11,713,371           $12       $53,101      $27,449

Net  loss......................................................                                                 (6,028)
Effect of foreign translation..................................
Unrealized losses on investments...............................
Comprehensive income ..........................................
Exercise of stock options for shares of common
 stock at $4.00 to $23.25 per share............................       321,846                       2,194
Tax benefits arising from exercise of non-
 qualified stock options.......................................                                       133
Repurchase of  shares of stock at an average price
 of $7.67 per share............................................       (63,600)                       (488)
Compensation expense related to remeasurement
 of stock options for non-employee directors...................                                       375
Compensation expense related to issuance of
 stock option to Photon........................................                                       107
Loans from exercise of stock options due 2000-
2002 at 4.71%-5.69%, net of repayments.........................        (1,973)
                                                                 ------------    ----------   -----------   ----------
Balance at April 30, 1999......................................    11,969,644           $12       $55,422      $21,421
                                                                 ============    ==========   ===========   ==========

                                                                                                      Accum
                                                                                                      Other              Net
                                                                                      Loans       Comprehensive      Stockholders'
                                                                                    Receivable     Inc (loss)           Equity
                                                                                   ------------  ---------------   ---------------
Balance at April 30, 1996......................................                        $(1,506)         $     3            $66,274
Net income.....................................................                                                              8,315
Effect of foreign translation                                                                              (428)              (428)
Unrealized losses on investments                                                                             (4)                (4)
                                                                                                                   ---------------
Comprehensive income ..........................................                                                            $ 7,883
Exercise of stock options for shares of common
 stock at $1.10 to $17.25 per share............................                                                                873
Tax benefits arising from exercise of non-qualified
 stock options.................................................                                                                241
Repurchase of shares of stock at an average price
 of $12.08 per share...........................................                                                               (604)
Compensation expense related to issuance of
 stock options to Photon employees.............................                                                                 51
Loans from exercise of stock options due
2000-2001 at 6.36%-6.6% per year, net of repayments............                            165                                 165
                                                                                   -----------   --------------    ---------------
Balance at April 30, 1997......................................                        $(1,341)         $  (429)           $74,883

Net income.....................................................                                                              2,737
Effect of foreign translation..................................                                               83                83
Unrealized losses on investments...............................                                               28                28
                                                                                                                   ---------------
Comprehensive income ..........................................                                                            $ 2,848
Exercise of stock options for shares of common
 stock at $1.33 to $17.26 per share............................                                                              1,226
Tax benefits arising from exercise of non-qualified
 stock options.................................................                                                                250
Repurchase of  shares of stock at an average price
 of $16.52 per share...........................................                                                               (412)
Compensation expense related to issuance of
 stock option to Photon........................................                                                                108
Loans from exercise of stock options due
 2000-2001 at 5.7%-6.85% per year, net of repayments...........                           (119)                               (119)
                                                                                   -----------   --------------    ---------------
Balance at April 30, 1998......................................                        $(1,460)         $  (318)           $78,784

Net  loss......................................................                                                             (6,028)
Effect of foreign translation..................................                                            (224)              (224)
Unrealized losses on investments...............................                                             (61)               (61)
                                                                                                                   ---------------
Comprehensive income (loss) ...................................                                                            $(6,313)
Exercise of stock options for shares of common
 stock at $4.00 to $23.25 per share............................                                                              2,194
Tax benefits arising from exercise of non-
 qualified stock options.......................................                                                                133
Repurchase of  shares of stock at an average price
 of $7.67 per share............................................                                                               (488)
Compensation expense related to remeasurement
 of stock options for non-employee directors...................                                                                375
Compensation expense related to issuance of
 stock option to Photon........................................                                                                107
Loans from exercise of stock options due 2000-
2002 at 4.71%-5.69%, net of repayments.........................                            396                                 396
                                                                                   -----------   --------------    ---------------
Balance at April 30, 1999......................................                        $(1,064)            $(603)          $75,188
                                                                                   ===========   ===============   ===============

          See accompanying notes to consolidated financial statements.

                      ORTEL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (in thousands)

                                                                                                    Year Ended April 30,
                                                                                          --------------------------------------
                                                                                             1999          1998          1997
                                                                                          ----------    ----------    ----------
Cash flows from operating activities:
  Net  income (loss)...................................................................   $   (6,028)   $    2,737    $    8,315
  Adjustments to reconcile net income (loss) to net cash provided by
           (used in) operating activities:
        Loss from discontinued operations..............................................           --         5,300         8,538
        Loss from disposal of discontinued operations..................................        6,697            --            --
        Income tax related to discontinued operations..................................       (1,339)       (1,574)       (2,608)
        Stock-based compensation.......................................................          482           108            47
        Depreciation and amortization..................................................        5,871         4,701         4,150
        Increase (decrease) in minority interest in subsidiaries.......................           (3)           19            69
        Other..........................................................................           83            77             3
Change in assets and liabilities:
     Receivables and billed contract costs and fees....................................       (2,099)          907        (3,665)
     Inventories.......................................................................       (3,492)        3,556        (1,693)
     Income tax receivable.............................................................       (2,829)          (71)           --
     Deferred tax asset................................................................          110           (67)         (489)
     Prepaid expenses and other assets.................................................          556           287            77
     Intangible assets.................................................................           --          (856)       (1,240)
     Accounts payable..................................................................        3,343        (1,790)        2,133
     Accrued payroll and related costs.................................................       (1,105)       (1,390)          637
     Accrued liabilities...............................................................         (255)         (133)          841
     Liabilities related to discontinued operations....................................        1,896            --            --
     Net of assets and liabilities related to discontinued operations..................        1,987        (1,465)       (4,787)
     Income taxes payable..............................................................           15        (1,227)          896
     Deferred income...................................................................           --          (125)          121
     Deferred income taxes.............................................................         (532)           36           184
                                                                                          ----------    ----------    ----------
        Net cash provided by continuing operating activities...........................        3,358         9,030        11,529
        Net cash used in discontinued operating activities.............................       (3,662)       (3,726)       (5,930)
                                                                                          ----------    ----------    ----------
     Net cash (used in) provided by provided by operating activities...................         (304)        5,304         5,599
Cash flows from investing activities:
     Capital expenditures..............................................................       (4,499)       (5,674)       (8,044)
     Investment in subsidiaries and affiliates (net of cash acquired)..................       (1,500)       (5,752)       (2,428)
     Short term investments............................................................        4,946          (315)        7,602
                                                                                          ----------    ----------    ----------
        Net cash provided by (used in) investing activities............................       (1,053)      (11,741)       (2,870)
                                                                                          ----------    ----------    ----------
Cash flows from financing activities:
     Proceeds from issuance of common stock, net.......................................        1,346           861           287
     Proceeds from repayment of stockholder loans......................................          760           112           387
     Alternative minimum tax related-party loans for stock option exercises............           --          (262)          296
                                                                                          ----------    ----------    ----------
        Net cash (used in) provided by financing activities............................        2,106           711           970

     Effect of exchange rate changes on cash and cash equivalents......................         (224)           83          (428)
                                                                                          ----------    ----------    ----------
        Net increase (decrease) in cash and equivalents................................          525        (5,643)        3,271
     Cash and equivalents at beginning of year.........................................       12,590        18,233        14,962
                                                                                          ----------    ----------    ----------
     Cash and equivalents at end of year...............................................   $   13,115    $   12,590    $   18,233
                                                                                          ==========    ==========    ==========

Supplemental disclosure of cash flow information:
     Cash paid during the year by continuing operations for:
        Interest.......................................................................   $        2    $        3    $        3
        Income taxes (net).............................................................          583         2,611         3,223
Supplemental disclosure of non-cash financing activities:
     Loans to related parties for stock option exercises...............................   $      385    $      231    $      222

         See accompanying notes to consolidated financial statements.

                      ORTEL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Description of Operations

     Ortel Corporation ("Ortel" or the "Company") pioneered the development of "linear fiberoptic" technology that enables the transmission of digital, digitally compressed or analog information via radio frequency ("RF") signals on fiberoptic cable. By utilizing this technology, users do not need to convert RF signals into a digital format or transform them to individual channels at low frequencies. The Company's linear fiberoptic technology has contributed to the development of a network architecture called "hybrid fiber/coax," combining the best features of fiberoptics and coaxial cable. Today, linear fiberoptics enables CATV system operators to transform their traditional one-way, video-only systems to interactive, two-way, video, voice and data delivery systems and provides telephone companies with the means to cost effectively transform their traditional telephone networks to deliver interactive video and data services.

     Other applications for this technology are satellite earth stations, cellular and personal communications systems ("PCS") and certain government communication projects, all of which capitalize on the inherent ability of this technology to enable longer transmission distances, improve signal quality, higher bandwidth, and provide immunity to interfering signals and operating cost savings as compared to most other solutions. The Company's intellectual know-how with respect to developing and manufacturing optoelectronic devices has recently been applied to developing products for digital telecommunications applications.

     During the first quarter of fiscal year 2000, the Company implemented its plan to sell the U.S. and international wireless operations, which is presented as discontinued operations in accordance with Accounting Principles (APB) Opinion No. 30, Reporting the Results of Operations (Note 2).


2.   Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and Ortel Vertriebs GmbH, a 75% owned subsidiary, Ortel SARL, a 90% owned subsidiary, Avitec AB, and Ortel Asia Private Limited both wholly-owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Investment in Affiliated Companies

     During fiscal 1999 the Company increased its investment in Tellium, Inc. by $1.5 million to a total of $6.7 million. This investment is accounted for by the cost method and, accordingly, there is no recognition of the losses to date incurred by Tellium in the Company's financial results. As of April 30, 1999 the Company owns approximately 18% of the equity of Tellium with a portion in excess of 2% held in the form of non-voting preferred stock. Therefore, the Company believes the accounting of the investment meets the criteria required under the cost method.

   The Company has a $3.6 million investment in Photon Technology Co., Ltd. based in Shenzhen, China. The investment includes the Company's share of net assets valued at $2.4 million. The balance of the investment represents goodwill and organization costs amortized on a straight-line basis over ten years. As of April 30, 1999, the Company owns approximately 38% of Photon. During fiscal year 1999, the Company recognized its equity interest in earnings of Photon of $304,000 which has been included in other income. There were no amounts recognized in fiscal years 1998 and 1997.

                      ORTEL CORPORATION AND SUBSIDIARIES

2.   Summary of Significant Accounting Policies--Continued

     The Company purchased 100% of Avitec AB of Sweden on March 14, 1996 for $6.7 million in cash with an additional amount not to exceed approximately $2.5 million to be paid in the year 2001 depending on levels of profitability achieved until that time. Of the amount paid, $6.0 million was in excess of the net asset value of Avitec of which $4.8 million was charged as an expense for research and development in-process. The remainder was expected to be amortized over a period of five to ten years. Avitec AB is included as part of the wireless operations which the Company plans to divest in August 1999 (Note 2).

Product Revenue Recognition

     Revenue on products shipped to customers is recognized upon shipment from the Company's facilities, net of allowance for returns.

Contract Revenue Recognition

     Revenue from research and development contracts are netted against research and development expenses. Revenue from cost reimbursable contracts are recognized based on the ratio of total costs incurred to total estimated costs. Revenue from fixed price contracts are recognized on the percentage of completion method; however, no income is recognized until such time as a reasonable profit estimation can be made. Provisions for estimated losses on uncompleted contracts are made when such losses become determinable. Contract revenue aggregated approximately $195,000, $730,000 and $1,489,000 in fiscal years 1999, 1998 and 1997, respectively.

Warranty Reserves

     The Company estimates warranty reserves required by applying historical experience with regard to probabilities of failure and cost to product sales covered by warranty terms. Warranty reserve amounts included in other accrued liabilities were approximately $900,000 and $1.2 million at April 30, 1999 and April 30, 1998, respectively.

Use of Estimates

     The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses in the reporting period. Actual results could differ from these estimates.

Depreciation and Amortization

     Equipment, office furniture and fixtures are depreciated using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over the estimated useful life of the asset or the length of the lease whichever is less.

Concentration of Credit Risk

     The Company sells its products to customers throughout the world. Management performs regular evaluations concerning the ability of its customers to satisfy their obligations and records a provision for doubtful accounts based upon these evaluations. The Company's credit losses for the periods presented were insignificant and have not exceeded management's estimates to date.

Fair Value of Financial Instruments

     The carrying amounts of short-term investments approximate fair value due to the relatively short maturity of such instruments.

                      ORTEL CORPORATION AND SUBSIDIARIES

2.   Summary of Significant Accounting Policies--Continued

Research and Development

     Company-sponsored research and development costs are expensed as incurred.

Inventories

     Inventories are shown below and are stated at the lower of cost (first-in, first-out method) or market and for continuing operations are summarized below. Prior years amounts have been reclassified to conform to current year presentation. (in thousands)

                                   Year Ended April 30
                                   -------------------
                                       1999     1998
                                   -------------------
               Raw materials           $5,275   $2,552
               Work-in-process          3,141    3,013
               Finished goods           1,300      659
                                       ------   ------
                Total inventories      $9,716   $6,224
                                       ======   ======

Cash Equivalents

     Cash equivalents include short-term commercial paper, money market funds and municipal securities managed by banking institutions totaling $10.3 million and $7.8 million as of April 30, 1999 and 1998, respectively. Cash equivalents being managed by these banking institutions includes securities with maturities of 90 days or less which can be liquidated in a manner that is equivalent to cash.

Short-term Investments

     Short-term investments consist of interest bearing securities with maturities greater than 90 days and consist of U.S. treasuries and municipal securities. The Company adopted the provisions of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities (SFAS 115)" at May 1, 1994. Under SFAS 115, the Company has classified its short-term investments as available-for-sale. Available-for-sale securities are stated at market value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the market value of the security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. At April 30, 1999 and 1998, the Company's marketable investment securities consisted principally of highly liquid investments in tax free municipal obligations with various maturity dates through February 1, 2022. The difference between market value and cost of these securities at April 30, 1999 and 1998 was immaterial.

Foreign Currency Translation

     Under the provisions of Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation," all assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end exchange rates. The effects of translation gains and losses are not included in determining net income but are accumulated in a separate component of stockholders' equity for both continuing and discontinued operations. Gains (losses) from foreign currency transactions were $9,000, $109,000 and ($89,000) for the fiscal years 1999, 1998 and 1997, respectively.

                      ORTEL CORPORATION AND SUBSIDIARIES

2.   Summary of Significant Accounting Policies--Continued

Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on May 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles including goodwill be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future operating cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

Accounting for Stock Options

     Prior to May 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB Opinion No. 25, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On May 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosure for employee stock option grants made in fiscal year 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                      ORTEL CORPORATION AND SUBSIDIARIES

2.   Summary of Significant Accounting Policies--Continued

Net Income (Loss) Per Share

     Basic earnings per share is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised Common Stock equivalents. Diluted earnings per share is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised Common Stock equivalents. Net income (loss) per share from continuing operations for all years presented is summarized as shown below: (in thousands, except per share data)

                                                               Year Ended April 30,
                                                 ---------------------------------------------
Basic and diluted computations                         1999           1998            1997
                                                 ---------------------------------------------
Income from continuing operations................  $      2,035    $     6,462    $     14,244
                                                   ============    ===========    ============

Net income (loss)................................  $     (6,028)   $     2,737    $      8,315
                                                   ============    ===========    ============

Shares used for basic per share computations:
 Weighted average shares outstanding.............        11,876         11,634          11,463
 Effect of dilutive securities - stock options...           652          1,005           1,146
                                                   ------------    -----------    ------------
 Shares used for diluted per share computations..        12,528         12,639          12,609
                                                   ============    ===========    ============

Net income (loss) per share:
Net income (loss) per share - Basic:
 Income from continuing operations...............  $        .17    $        56    $       1.24
 Loss from discontinued operations...............          (.68)          (.32)          ( .51)
                                                   ------------    -----------    ------------
 Net  income (loss) per share - Basic............  $       (.51)   $       .24    $        .73
                                                   ============    ===========    ============

Net income (loss) per share - Diluted:
 Income from continuing operations  ...............$        .16    $       .51    $       1.13
 Loss from discontinued operations  ..............         (.64)          (.29)           (.47)
                                                   ------------    -----------    ------------
 Net  income(loss) per share diluted  .............$       (.48)   $       .22    $        .66
                                                   ============    ===========    ============

Options to purchase 1,813,876, 824,349 and 622,505 shares at weighted average exercise price of $15.26, $20.28 and $23.75 were outstanding at April 30, 1999, 1998 and 1997 respectively, but were not included in the computation of diluted net income per share because the exercise price of the options was greater than the average market price of the common shares and, therefore, the effect would be antidilutive for all periods presented.

                      ORTEL CORPORATION AND SUBSIDIARIES

2.   Summary of Significant Accounting Policies--Continued

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133 for all fiscal quarters of fiscal years beginning after June 15, 2000. Based on the information currently available, management has determined that the disclosure requirements from this statement will not impact the financial statements of the Company.

     In March 1998, the AICPA Accounting Standard Executive Committee issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires capitalization of certain costs related to computer software developed or obtained for internal use. The Company will adopt SOP 98-1 effective in fiscal 2000. Based on the information currently available, the Company does not expect the adoption of SOP 98-1 to have a significant impact on its financial position or results of operations.

     In April 1998, the AICPA Accounting Standard Executive Committee issued Statement of Position 98-5, (SOP 98-5) "Reporting on the Cost of Start-up Activities." SOP 98-5 requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of SOP 98-5 should be as of the beginning of the fiscal year in which SOP 98-5 is first adopted and should be reported as a cumulative effect of a change in accounting principle. SOP 98-5 will be adopted in the first quarter of fiscal 2000 at which time the Company will record a cumulative effect of a change in accounting principle of approximately $1 million in the consolidated statement of operations for the period ending July 31, 1999.

Discontinued Operations

     In the second quarter of fiscal 1999, the Company adopted a plan of disposal for its 980nm pump laser product. These operations have been separately reported as discontinued operations in the accompanying consolidated financial statements for all periods presented. During fiscal year 1999, the Company incurred a loss of $4.9 million before income tax benefit of $980,000 from the disposal of assets related to the discontinued 980 pump laser business.

     During the first quarter of fiscal year 2000, the Company implemented its plan to sell the U.S. and international wireless operations, which detracted from the Company's focus on fiberoptic markets. In addition to the operating losses incurred during the first quarter, the Company expected to incur costs directly related to the sale as well as losses on the sale of the businesses at prices potentially below net book value. In the first quarter of fiscal 2000, the Company recorded a loss of $4.4 million, before income tax benefit of $1.1 million, from the disposal of assets related to the discontinued wireless businesses. Significant costs related to the sale of the business included brokers fees, severance and expected product warranty costs.

     By August 30, 1999, the wireless businesses were sold in two separate transactions. Losses on the sale and costs associated with the transactions were commensurate with the $4.4 million estimated. Domestic wireless operations were sold for cash to an unrelated party. The Company agreed to provide certain services on a temporary basis to facilitate the operation of the business by the new owner, CI Wireless, Incorporated, of Fort Worth, Texas. These services include subletting a portion of a building at the Company's Alhambra facility and agreeing to sell certain key components which incorporate technology not included in the sale of the business. The Company's stock in Avitec AB, the wireless operations headquartered in Sweden, was sold to one of Avitec's founders. The Company has no continuing obligations with regard to the Avitec wireless operations but may continue to sell to Avitec certain of the Company's products, which have been incorporated into Avitec systems designs.

                      ORTEL CORPORATION AND SUBSIDIARIES

2.   Summary of Significant Accounting Policies--Continued

     The results of operations of the wireless business segment were previously reported as one of two business segments of the Company. The Company accounted for the sale of its wireless segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated statements of operations.

     The results of the discontinued businesses have has been reported separately as discontinued operations on the accompanying consolidated statements of operations. Summarized combined results of the discontinued wireless and 980nm laser pump businesses for the years ended April 30, 1999, 1998 and 1997, were as follows (in thousands):

                                                  Year Ended April 30
                                             -----------------------------
                                               1999       1998       1997
                                             -----------------------------
          Revenues.........................  $ 7,827    $12,527    $ 7,457

          Loss before income taxes.........   (5,180)    (5,299)    (8,537)
          Income tax benefit...............   (1,036)    (1,574)    (2,608)
                                             -------    -------    -------
          Loss after tax  benefit..........  $(4,144)   $(3,725)   $(5,929)
                                             =======    =======    =======

Reclassifications

     Certain prior year balances in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation.


3.   Bank Line of Credit

     The Company had an unsecured revolving line of credit for $5 million, which carried an interest rate of 7.06%. The line of credit was never used and the Company allowed it to expire in September 1998.


4.   Stockholders' Equity

Stock Repurchases

     In November 1995, the Company announced a plan to repurchase up to one million shares of Common Stock from time to time as market conditions dictate. Repurchases of 63,600, 25,000 and 50,000 shares were made at a total cost of $488,000, $413,000 and $604,000 in the fiscal years 1999, 1998 and 1997 respectively.

     On March 3, 1995, the Company's Board of Directors adopted a Stockholders Rights Plan that is intended to protect Stockholder interests in the event the Company is confronted with coercive takeover tactics. Pursuant to the Plan, the Company distributed Rights to purchase shares of a newly created series of Ortel Preferred Stock. Under certain circumstances these Rights become the rights to purchase shares of Common Stock of the Company or securities of an acquiring entity at one-half market value. The Rights may be exercised only if certain events occur. The Rights are not intended to prevent a takeover of Ortel. They are designed to deal with the possibility of unilateral actions by hostile acquirers that could deprive the Board of Directors and stockholders of Ortel of their ability to determine the Company's destiny and obtain the highest price for the Company's Common Stock.

                      ORTEL CORPORATION AND SUBSIDIARIES

4.   Stockholders' Equity- Continued

Stock Option Plans

     During calendar year 1990, the stockholders of the Company approved the 1990 Stock Option Plan (the "1990 Plan") which replaced the previous 1981 Incentive Stock Option Plan. Under the 1990 Plan, the Company reserved up to 2,400,000 shares of its Common Stock for issuance to eligible employees, officers and directors upon exercise of options granted. Upon completion of the Company's initial public offering in October 1994 no further options were granted under the 1990 Plan.

     During fiscal year 1995, the stockholders of the Company approved the 1994 Equity Participation Plan, pursuant to which 240,000 shares of Common Stock were initially reserved for issuance. The shares of Common Stock authorized to be issued under this plan increases annually by 6% of the total common shares outstanding at the beginning of the following fiscal year.

     On December 14, 1998 the board of directors determined that in order to incentivize the Company's employees, it would be in the best interest of the Company and its stockholders to reprice approximately 1,332,000 options then outstanding with an exercise price in excess of $13.00 per share. The repricing was accomplished through the exchange of old options for new options granted at the fair market value of the Company's stock on the date of grant, December 14, 1998 of $9.625. The vesting schedule for the repriced options is delayed one year from the original vesting schedule, provided, however, that no options may be exercised prior to December 14, 1999, except in the case of death, disability or retirement.

     In June 1999, the Company approved a modification to the vesting period of stock options held by non-employee directors and certain options held by employee directors whereby such options would become fully vested and have extended exercise periods under certain conditions such as retirement from the board and a change in control. Related to this remeasurement, compensation expense of $375,000 was recorded in fiscal 1999.

     This table summarizes all activity under the stock option plans for the fiscal years 1997, 1998 and 1999.

                                                                                                 Wtd. Avg.
                                 1981       1990         1994            Non-       Total      Exercise Price
                                 Plan       Plan        Plan(1)       Qualified     Shares       per Share     Exercisable
                               -------------------------------------------------------------------------------------------
Outstanding at April 30, 1996...  6,358   1,573,400      778,878        21,450    2,380,086           $ 9.15      855,408
   Granted......................     --          --      686,571            --      686,571           $21.38
   Exercised.................... (6,358)   (177,600)      (4,925)       (1,750)    (190,633)          $ 4.56
   Canceled.....................    (--)    (27,000)     (30,466)          (--)     (57,466)          $11.10
                                 ------   ---------   ----------     ---------   ----------
Outstanding at April 30, 1997...     --   1,368,800    1,430,058        19,700    2,818,558           $12.40    1,180,690
   Granted......................     --          --    1,301,276            --    1,301,276           $14.65
   Exercised....................     --    (197,175)     (21,753)      (19,700)    (238,628)          $ 5.14
   Canceled.....................    (--)    (23,650)    (674,713)          (--)    (698,363)          $19.73
                                 ------   ---------   ----------     ---------   ----------
Outstanding at April 30, 1998...     --   1,147,975    2,034,868            --    3,182,843           $12.25    1,379,055
   Granted......................     --          --    2,407,225            --    2,407,225           $10.28
   Exercised....................     --    (257,325)     (64,521)           --     (321,846)          $ 6.88
   Canceled.....................    (--)    (19,200)  (1,866,867)          (--)  (1,886,067)          $16.21
                                 ------   ---------   ----------     ---------   ----------
Outstanding at April 30, 1999...     --     871,450    2,510,705            --    3,382,155           $ 9.12    1,003,340
                                 ======   =========   ==========       =======   ==========

Total authorized................     --     871,450    2,887,133            --    3,758,583
Options available for grant.....     --          --      376,428            --      376,428
Exercisable (2).................     --     842,350      160,990            --    1,003,340           $ 6.24

(1) Effective May 1, 1999, the number of options authorized to be granted increased to 3,696,511
(2) As a result of the December 14, 1998 option repricing, shares totaling 451,388 became exercisable on December 15, 1999.

                      ORTEL CORPORATION AND SUBSIDIARIES

4.   Stockholders' Equity--Continued

     The weighted average fair market value of options granted in fiscal years 1999, 1998 and 1997 was $10.28, $7.86 and $12.27 respectively, on the date of grant using Black-Sholes option-pricing model with the assumptions tabled below. The following table summarized information regarding options outstanding and options exercisable at April 30, 1999.

------------------------------------------------------------------------------------------------------------------------------------
                                Number of        Weighted-Average
     Range                       Options             Remaining                                  Number of        Weighted-Average
      of                      Outstanding at     Contractual Life       Weighted-Average         Options       Price of Exercisable
Exercise Prices               April 30, 1999          (years)            Exercise Price        Exercisable            Options
------------------------------------------------------------------------------------------------------------------------------------
$  4.00 - $  4.00                 657,850               3.22                 $ 4.00           657,850                 $ 4.00
$  7.00 - $  7.75                 421,962               9.83                 $ 7.28                --                 $   --
$  8.00 - $  8.50                 296,390               6.43                 $ 8.06           184,500                 $ 8.00
$  9.63 - $  9.63               1,022,030               9.62                 $ 9.63             1,428                 $ 9.63
$ 10.44 - $ 12.88                 708,497               8.84                 $12.59            90,535                 $12.19
$ 13.25 - $ 17.50                 258,176               8.03                 $13.95            62,567                 $14.09
$ 23.13 - $ 23.25                  17,250               7.91                 $23.19             6,460                 $23.21
                                ---------               ----                 ------         ---------                 ------
$  4.00 - $ 23.25               3,382,155               7.83                 $ 9.12         1,003,340                 $ 6.24
                                =========               ====                 ======         =========                 ======

     During fiscal 1997 approximately 70,000 stock option shares were granted to key employees of Photon at an option price of $20.75 which was the fair market value on the date of grant. These options vest over a five-year period. During fiscal 1998, in return for the cancellation of this prior stock option, a new grant of 70,000 option shares were granted to the employees of Photon at an option price of $13.25 which was the fair market value on that new date of grant. During fiscal years, 1998 and 1997, approximately $108,000 and $51,000, respectively was recorded as expense related to these options. No expense was recorded in fiscal year 1999. The amount of expense was determined using the Black-Sholes option-pricing model with the same assumptions tabled below.

     For financial reporting purposes, the Company recognizes compensation expense for the difference between the estimated fair market value of the Common Stock and the stock option exercise price at date of grant, if any, over the vesting period. Further, to the extent the Company derives a tax benefit from non-qualified options exercised by employees, such benefit is credited to additional paid in capital when realized on the Company's income tax return. Tax benefits realized totaling $133,000, $250,000 and $241,000 were credited to additional paid in capital in 1999, 1998 and 1997, respectively.

Stock-based Compensation

     The Company applies APB Opinion No. 25 in accounting for stock-based compensation. Because options were granted at fair market value, no compensation cost has been recognized for its stock options except as related to those given to key employees of Photon and certain modifications made to options to non-employee directors. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's income (loss) from continuing operations would have been reduced to the pro forma amounts indicated below and the next page. Prior years amounts have been reclassified to conform to current year presentation.

                                      Year Ended April 30,
                                    -----------------------
          Assumptions                 1999    1998    1997
                                    -----------------------
          Expected dividend yield       --%     --%     --%
          Risk-free interest rate     5.16%   6.19%   6.50%
          Expected volatility        50.00%  50.00%  50.00%
          Expected life (years)       5.50    5.50    6.20

                      ORTEL CORPORATION AND SUBSIDIARIES

                      ORTEL CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

4. Stockholders' Equity--Continued
   (in thousands, except per share data)

                                                                                Year Ended April 30
                                                                    -------------------------------------------
          Pro forma net income per share                                  1999          1998          1997
                                                                    -------------------------------------------
          Income from continuing operations:
               As reported..............................               $   2,035     $     6,462   $    14,244
               Pro forma................................               $   1,831     $     5,035   $    12,371
          Income per share from continuing operations:
               As reported:
                    Basic...............................               $     .17     $       .56   $      1.24
                    Diluted.............................               $     .16     $       .51   $      1.13
               Pro forma:
                    Basic...............................               $     .13     $       .39   $      1.03
                    Diluted.............................               $     .12     $       .36   $       .94

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the above pro forma disclosures because compensation cost is reflected over the options vesting periods and compensation costs for options granted prior to fiscal year 1996 is not considered. Because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future years.


5. Income Taxes

     The provision (credit) for income taxes for continuing operations is comprised of the following. Prior years amounts have been reclassified to conform to current year presentation. (in thousands).

                                        Year Ended April 30,
                                     --------------------------
                                       1999      1998      1997
                                     --------------------------
          Federal:
               Current..............  $ (83)   $  609    $3,877
               Deferred.............   (632)      782     1,386
                                      -----    ------    ------
               Total................   (715)    1,391     5,263
          State:
               Current..............    279       203       135
               Deferred.............   (316)      260       441
                                      -----    ------    ------
               Total................    (37)      463       576
          Foreign:
               Current..............    433       444       458
               Deferred.............     --        --        --
                                      -----    ------    ------
          Total.....................    433       444       458
                                      -----    ------    ------

          Total                       $(319)   $2,298    $6,297
                                      =====    ======    ======

     Total income tax credits related to losses on discontinued operations are not included in the above table. Such credits were $2,016,000, $1,574,000 and $2,608,000 in the fiscal years 1999, 1998 and 1997, respectively.

                      ORTEL CORPORATION AND SUBSIDIARIES

5.  Income Taxes--Continued

     Temporary differences which give rise to deferred tax assets and liabilities are shown in the table below. Prior year amounts have been reclassified to conform to current year presentation (in thousands).

                                                                 Year Ended April 30,
                                                    -----------------------------------------------
                                                              1999                    1998
                                                    -----------------------------------------------
                                                        Asset      Liability    Asset     Liability
                                                    -----------------------------------------------
     Inventory reserves.........................    $       854          --   $   1,141          --
     Accrued vacation...........................            395          --         387          --
     Warranty accrual...........................            361          --         494          --
     Bad debt reserve...........................            199          --         123          --
     Goodwill, net of amortization..............             --     $   156          --   $     216
     Depreciation...............................             --         356          --         821
     Tax credits................................          2,343          --          --          --
     Tax loss carryforwards.....................            200          --          --          --
     Other......................................            271         --          45           7
                                                    -----------     -------   ---------   ---------
        Sub total...............................          4,623         512       2,190       1,044
     Less valuation allowance...................         (2,543)         --          --          --
                                                    -----------     -------   ---------   ---------
        Total...................................    $     2,080     $   512   $   2,190   $   1,044
                                                    ===========     =======   =========   =========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The Company has recorded a valuation allowance of $2,543,000 to reflect the estimated amount of deferred tax assets which may not be realized.

     At April 30, 1999, the Company had a federal research and development credit carryforward of $518,000 that will expire in the fiscal year ending April 30, 2019. The Company also had a federal minimum tax carryforward of $914,000 that does not expire. In addition, the Company had a California research and development credit carryforward of $971,000 and a minimum tax credit carryforward of $45,000 neither of which expires. The Company also had a California manufacturers' investment credit of $189,000 that will begin to expire in the fiscal year ending April 30, 2006. At April 30, 1999, the Company had a California net operating loss carryforward of $3.5 million, which expires in the fiscal year ending April 30, 2004.

     The consolidated effective income tax rate on income before income taxes differs from the United States statutory income tax rate for the reasons set forth in the table below. The tax rate shown is for taxes paid on income or loss from continuing operations. Fiscal 1999 includes the effective use of tax credits which it was previously unable to apply.

                                                         Year Ended April 30,
                                                        ---------------------
                                                          1999    1998   1997
                                                        ---------------------
     U.S. statutory tax rate............................   34.0%  34.0%  34.0%
     Benefits of tax credits............................  (73.8)    --   (1.6)
     Tax effect of permanent differences................  (30.0)  (2.7)  (2.3)
     Tax rate differential on foreign earnings..........   11.5    0.5   (1.6)
     State income taxes.................................  (47.7)   0.7    3.1
     Change in valuation allowance......................   91.7     --     --
     Other..............................................   (4.3)  (6.3)  (0.9)
                                                         ------   ----   ----
     Effective rate..................................... (18.6)%  26.2%  30.7%
                                                         ======   ====   ====

     During fiscal year 1999, the U.S. Internal Revenue Service completed its audit of the Company's income tax return for the fiscal year ended April 30, 1996. The resolution of the audit did not result in a material effect on the Company's financial condition or results of operations.

                      ORTEL CORPORATION AND SUBSIDIARIES

6.  Related Party Transactions

Loans to Related Parties

     From time to time the Company makes loans to certain officers and key employees related to the exercise of stock options. These loans are full recourse and secured by the shares of Common Stock issued upon such exercise. Interest is payable annually at rates specified below in accordance with Internal Revenue Service (IRS) guidelines on such loans. In addition, the Company extends loans related to the alternative minimum tax on the exercise of these stock options and on similar terms and conditions as the underlying loans based on the amount exercised. Loans extended for the exercise of incentive stock options are netted against equity while those loans extended to cover alternative minimum taxes resulting from such exercises are classified as other assets (in thousands, except share and option price data.)

                               No. of
                                Stock                     Stock                                               AMT
                               Option       Option         Loan                              Interest         Loan         Loan
                               Shares        Price        Amount       Maturity Dates         Rates          Amount        Total
                             -----------------------------------------------------------------------------------------------------
Balance  at April 30, 1997...                               $1,341                                             $  978      $ 2,319
    New Loans................     45,750    $4.00-8.00         231   5/06/2000-8/08/2001      5.70-6.85%          262          493
    Payments.................                                 (112)                                               (--)        (112)
                                                            ------                                        -----------      -------
Balance  at April 30, 1998...                               $1,460                                             $1,240      $ 2,700
    New Loans................     85,500    $4.00-4.53         385   9/05/2000-7/01/2002      4.71-5.69%           --          385
    Payments.................                                 (781)                                              (854)      (1,635)
                                                            ------                                             ------      -------
Balance  at April 30, 1999...                               $1,064                                             $  386      $ 1,450
                                                            ======                                             ======      =======

     Subsequent to year end, the Board of Directors approved a two-year extension of all pre-existing loans to all officers and key personnel employed as of June 5, 1999.

Purchases from and Sales to Related Parties

     The Company purchases from and sells to Sumitomo Osaka Cement Co., Ltd. (Sumitomo) which owns approximately 20% of the Company's Common Stock. The Company also purchases from and sells to Photon in which the Company owns approximately 38%. Sales and purchases to related parties are made at prices and with payment terms comparable to unrelated parties. The amount of sales and purchases to related parties is tabled below.

                                Sumitomo                     Photon
                     ----------------------------  --------------------------
                          Purchases                     Purchases
                            From        Sales To          From      Sales To
                     ----------------------------  --------------------------
               1997      $  828,000    $2,156,000      $       --  $       --
               1998      $  650,000    $1,860,000      $  823,000  $  622,000
               1999      $1,003,000    $2,721,000      $1,480,000  $2,266,000

     At April 30, 1999 accounts payable to Sumitomo and Photon were approximately $172,000 and $500,000, respectively. At April 30, 1999 accounts receivable from Sumitomo and Photon were approximately $309,000 and $955,000, respectively.

                      ORTEL CORPORATION AND SUBSIDIARIES

7.   Commitments and Contingencies

Leases

     As of April 30, 1999, the Company leased its operating facilities consisting of nine buildings, numerous trailers and parking space in Alhambra, California. These agreements typically provide that the Company is responsible for maintenance costs and for property taxes over a predetermined base amount. Some leases are subject to an annual increase based on the Consumer Price Index ("CPI"). The annual cost of these leases was approximately $1,010,000, $910,000 and $725,000 in the fiscal years 1999, 1998 and 1997, respectively.

     During fiscal 1999, the Company entered into a two-year lease for building six combining the space it previously leased in two separate increments. The Company also exercised an option period for building seven extending the lease term for two years.

     Summarized below are total future minimum lease commitments for the Alhambra, California facilities, parking, field sales offices and other equipment (including the next option to renew under all leases but excluding adjustments for CPI increases):

            ----------------------------     --------
            Fiscal Year Ending April 30,      $  000
            ----------------------------     --------
                       2000                   $  915
                       2001                   $  985
                       2002                   $1,226
                       2003                   $1,231
                       2004                   $1,117
                       2005                   $1,098


Patents

     As early as January 1990, the Company received notices from Rockwell International Corporation ("Rockwell") alleging that a process used by Ortel for growing epitaxial layers infringes certain broad patent rights that Rockwell holds. In August 1993, Rockwell sued the U.S. government alleging infringement of these patent rights with respect to the contracts the U.S. government has had with at least 15 companies, including Ortel. During fiscal 1997, this patent was held invalid in a court action brought by Rockwell. A subsequent ruling of the Court of Appeals for the federal circuit sent the case back to trial. The U.S. government settled the lawsuit and in April 1999, Rockwell once again approached the Company asserting its rights to the patent. The Company has requested information regarding terms of a possible license.

     If the Company were found to be infringing on any patent holder's rights, the Company could be subject to liabilities for such infringement, which could be material, and could be required to seek licenses from other companies or to refrain from manufacturing certain products. Although patent holders commonly offer licenses to their patent or other intellectual property rights, no assurance can be given that the licenses would be offered, or that the terms of any offered license would be acceptable to the Company or that failure to obtain a license would not adversely affect the Company's operating results.

     From time to time, the Company receives letters claiming infringement of certain patent rights purportedly owned by potential claimants. Certain of such letters propose prospective royalty arrangements and indeterminate claims for prior patent use. While in the opinion of management such assertions are without merit, based in part upon advice of counsel, management believes the ultimate outcome of such matters will not materially affect the Company's financial position or results of operations.

                      ORTEL CORPORATION AND SUBSIDIARIES

7.   Commitments and Contingencies--Continued

Legal Proceedings

     The Company is, from time to time, involved in routine legal matters incidental to its business. In the opinion of Company management, the resolution of such matters will not have a material effect on its financial condition or results of operations.

Other Contingencies

     The Company purchased 100% of Avitec AB of Sweden on March 14, 1996 for $6.7 million in cash with an additional amount not to exceed approximately $2.5 million to be paid in the year 2001 depending on levels of profitability achieved until that time. No liability related to this additional payment was required at the time the business was sold in August, 1999.


8.   Significant Customers and Concentration of Risk

     During the fiscal years ended April 30, 1999, 1998 and 1997, revenues from General Instrument Corporation and Antec Corporation represented 46%, 31% and 50%, respectively. There were no other customers which accounted for more than 10% of revenues during any of these periods.

     The Company sells its products generally to large CATV equipment manufacturers and telecommunications companies. Accounts receivable from General Instruments Corporation and Antec Corporation total $6.2 million and $5.2 million or 46% of total accounts receivable at both years ended April 30, 1999 and, 1998.

9.   Supplemental Information and International Operations

     For continuing operations, revenues, pretax income/(loss) and net income/(loss) from foreign and domestic operations reflect results on the basis of the country in which operations are conducted. These results are summarized as shown below. Prior years amounts have been reclassified to conform to current year presentation. (in thousands)

                                                                      Year Ended April 30
                                                       ------------------------------------------------
                                                            1999           1998               1997
                                                       ------------------------------------------------
    Revenue
    Domestic operations................................ $      60,858    $      59,753    $      70,873
    International operations...........................         9,394            8,603            8,693
    Intercompany eliminations..........................        (5,225)          (4,013)          (4,468)
                                                        -------------    -------------    -------------
          Total revenues............................... $      65,027    $      64,343    $      75,098
                                                        =============    =============    =============

    Pretax income (loss) from continuing operations
    Domestic operations................................ $       1,704    $       8,096    $      19,813
    International operations...........................           173              693              763
    Intercompany eliminations..........................          (161)             (29)             (35)
                                                        -------------    -------------    -------------
          Pretax income ............................... $       1,716    $       8,760    $      20,541
                                                        =============    =============    =============

    Net income (loss) from continuing operations
    Domestic operations................................ $       2,457    $       6,242    $      13,975
    International operations...........................          (261)             249              304
    Intercompany eliminations..........................          (161)             (29)             (35)
                                                        -------------    -------------    -------------
          Net income .................................. $       2,035    $       6,462    $      14,244
                                                        =============    =============    =============

     Identifiable assets attributable to foreign operations, which principally consist of trade receivables from European customers and inventories, totaled $3.9 million and, $3.1 million and $8.4 million at April 30, 1999 and, 1998 and 1997, respectively.

                      ORTEL CORPORATION AND SUBSIDIARIES

10.  401(k) Plan

     The Company has a 401(k) benefit plan ("401(k) Plan") allowing each employee to contribute up to a maximum of 17% of gross salary or $10,000, whichever is less. The Company will match the employee's contributions based on certain percentages of the employee's contributions, as defined, up to Internal Revenue Service applicable limits. The Company made contributions of $386,000, $445,000 and $407,000 to the 401(k) Plan during the years ended April 30, 1999, 1998 and 1997, respectively.

11.  Comprehensive Income

     In fiscal 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income. The statement required that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Accumulated other comprehensive income of the Company consists of net unrealized gains (losses) on available for sale investment and cumulative effect of foreign currency translation for both continuing and discontinued operations. The change in the components of other accumulated comprehensive income (losses) net of taxes are as follows: (in thousands)

                                                                      Cumulative
                                           Unrealized Gain        Effect of Foreign        Accumulated
                                              (Loss) on               Currency                Other
                                         Available for Sale          Translation          Comprehensive
                                             Investments              Gain (Loss)          Income/(Loss)
                                         -----------------------------------------------------------------
 Beginning balance.................              $ 24                   $(342)                 $(318)
 Current period change.............               (61)                   (224)                  (285)
                                                 ----                   -----                  -----
 Ending balance....................              $(37)                  $(566)                 $(603)
                                                 ====                   =====                  =====

The related tax effects allocated to each component of other comprehensive income.

                                                                              Tax
                                                       Before Tax           (Expense)          Net-of-Tax
                                                        Amount             Or Benefit            Amount
                                                       -------------------------------------------------
 Unrealized gains (losses) on securities..........        $  61)               $ 36              $ (25)
 Foreign currency translation adjustments.........         (224)                134                (90)
                                                          -----                ----              -----
 Other comprehensive income.......................        $(285)               $170              $(115)
                                                          =====                ====              =====

12.  Segment Reporting

     On April 30, 1999 the Company adopted FASB Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on the Company's primary financial statements and did not effect the disclosure of segment information contained herein. The method of determining what information to report is based on the way management organizes the operating segments within the Company for making operational decisions and assessments of financial performance. The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by product lines for purposes of making operating decisions and assessing financial performance.

     The fiberoptics segment consists of broadband, satellite communications and telecommunications products. The wireless segment is comprised of products for cellular telephone systems and includes repeater products designed and manufactured both in the U.S. and by the Swedish subsidiary, Avitec AB. In June 1999, the Company announced its intention to sell its wireless operations in order to focus on its fiberoptic business and the sale was completed as of August 30, 1999. The results of the sale of the wireless operations, in addition to the discontinuance of the 980nm pump laser business, are presented as discontinued operations in the accompanying consolidated financial statements. As a result of discontinuing these businesses, the Company operates in one business segment, fiberoptics.

                      ORTEL CORPORATION AND SUBSIDIARIES

13.  Quarterly Information (unaudited)

     Set forth below is selected quarterly consolidated financial data with respect to the Company for the two years ended April 30, 1999 and 1998. Amounts related to the wireless and 980nm pump laser businesses accounted for as discontinued operations have been reclassified to conform to current year presentation. This data should be read in conjunction with the consolidated financial statements and notes thereto set forth elsewhere herein.

                                                                                          Year Ended April 30, 1999
                                                                                  (in thousands, except per share amounts)
                                                                             ---------------------------------------------------
                                                                               Q1         Q2       Q3/(1)/      Q4        Total
                                                                             -------    -------    -------    -------    -------
Consolidated Statement of Operations Data:
Revenues..................................................................   $16,489    $17,695    $15,149    $15,694    $65,027
Cost of revenues..........................................................     9,136     10,417     10,143      9,297     38,993
                                                                             -------    -------    -------    -------    -------
     Gross profit.........................................................     7,353      7,278      5,006      6,397     26,034
Operating expenses:
     Research and development.............................................     2,649      2,415      2,617      2,633     10,314
     Sales and marketing..................................................     2,299      2,900      2,246      2,503      9,948
     General and administrative...........................................     1,330      1,414      1,066      1,776      5,586
                                                                             -------    -------    -------    -------    -------
        Total operating expenses..........................................     6,278      6,729      5,929      6,912     25,848
                                                                             -------    -------    -------    -------    -------
     Operating income (loss)..............................................     1,075        549       (923)      (515)       186
Other:
     Interest income, net.................................................       265        440        219        405      1,329
     Other income (expense), net..........................................        31        126         80        (36)       201
                                                                             -------    -------    -------    -------    -------
Income (loss) from continuing operations before income taxes..............   $ 1,371    $ 1,115    $  (624)   $  (146)   $ 1,716
Provision (credit) for income taxes.......................................       281        223       (132)      (691)      (319)
                                                                             -------    -------    -------    -------    -------
Income (loss) from continuing operations..................................   $ 1,090        892    $  (492)   $   545    $ 2,035
Loss from discontinued operations, net of
     tax benefits.........................................................      (884)    (1,602)      (628)    (1,030)    (4,144)
Loss from disposal of discontinued operations, net of
     tax benefits.........................................................        --     (3,919)        --         --     (3,919)
                                                                             -------    -------    -------    -------    -------
Net income (loss).........................................................   $   206    $(4,629)   $(1,120)   $  (485)   $(6,028)
                                                                             =======    =======    =======    =======    =======

Income (loss) per common share - Basic /(2)/
     Income (loss) from continuing operations.............................   $   .09    $   .08    $  (.04)   $   .05    $   .17
     Loss from discontinued operations....................................      (.07)      (.47)      (.05)      (.09)      (.68)
                                                                             -------    -------    -------    -------    -------
         Income (loss) per common share - Basic...........................   $   .02    $  (.39)   $  (.09)   $  (.04)   $  (.51)
                                                                             =======    =======    =======    =======    =======

Income (loss) per common share - Diluted
     Income (loss) from continuing operations.............................   $   .09    $   .07    $  (.04)   $   .04    $   .16
     Loss from discontinued operations....................................      (.07)      (.44)      (.05)      (.08)      (.64)
                                                                             -------    -------    -------    -------    -------
         Income (loss) per common share - Diluted.........................   $   .02    $  (.37)   $  (.09)   $  (.04)   $  (.48)
                                                                             =======    =======    =======    =======    =======

Shares used in per share computation:
     Basic................................................................    11,751     11,860     11,920     11,976     11,876
     Diluted..............................................................    12,629     12,630     11,920     12,272     12,528

(1) Computed using basic shares; diluted share computation would be antidilutive.
(2) Quarterly per share amounts may not aggregate to total per share amounts for the year.

                      ORTEL CORPORATION AND SUBSIDIARIES

13.  Quarterly Information (unaudited) (continued)

                                                                              Year Ended April 30, 1998
                                                                      (in thousands, except per share amounts)
                                                                -----------------------------------------------------
                                                                   Q1         Q2         Q3         Q4        Total
                                                                --------   --------   --------   --------   ---------
Consolidated Statement of Operations Data:
Revenues.....................................................   $ 16,798   $ 18,878   $ 14,930   $ 13,737    $ 64,343
Cost of revenues.............................................      8,872     10,294      8,787      8,588      36,541
                                                                --------   --------   --------   --------    --------
   Gross profit..............................................      7,926      8,584      6,143      5,149      27,802
Operating expenses:
   Research and development..................................      1,834      1,918      1,751      2,114       7,617
   Sales and marketing.......................................      1,948      2,074      1,882      2,406       8,310
   General and administrative................................      1,055      1,214      1,342      1,433       5,044
                                                                --------   --------   --------   --------    --------
       Total operating expenses..............................      4,837      5,206      4,975      5,953      20,971
                                                                --------   --------   --------   --------    --------
   Operating income (loss)...................................      3,089      3,378      1,168       (804)      6,831
Other:
   Interest income, net......................................        284        342        363        284       1,273
   Other income (expense), net...............................        (85)        58        (91)       774         656
                                                                --------   --------   --------   --------    --------
Income (loss) from continuing operations before income
   taxes.....................................................   $  3,288   $  3,778   $  1,440   $    254    $  8,760
Provision (credit) for income taxes..........................        941        956        342         59       2,298
                                                                --------   --------   --------   --------    --------
Income (loss) from continuing operations.....................   $  2,347   $  2,822   $  1,098   $    195    $  6,462
Loss from discontinued operations, net of
   Taxes.....................................................       (852)      (910)      (727)    (1,236)     (3,725)
Loss from disposal of discontinued operations, net of
   Tax benefit...............................................         --         --         --         --          --
                                                                --------   --------   --------   --------    --------
Net income (loss)............................................   $  1,495   $  1,912   $    371   $ (1,041)   $  2,737
                                                                ========   ========   ========   ========    ========

Income (loss) per common share - Basic /(1)/
   Income (loss) from continuing operations..................   $    .20   $    .24   $    .09   $    .02    $    .56
   Loss from discontinued operations.........................       (.07)      (.08)      (.06)      (.11)       (.32)
                                                                --------   --------   --------   --------    --------
       Income (loss) per common share - Basic................   $    .13   $    .16   $    .03   $   (.09)   $    .24
                                                                ========   ========   ========   ========    ========

Income (loss) per common share - Diluted /(1)/
   Income (loss) from continuing operations..................   $    .19   $    .22   $    .09   $    .02    $    .51
   Loss from discontinued operations.........................       (.07)      (.07)      (.06)      (.10)       (.29)
                                                                --------   --------   --------   --------    --------
       Income (loss) per common share - Diluted..............   $    .12   $    .15   $    .03   $   (.08)   $    .22
                                                                ========   ========   ========   ========    ========

Shares used in per share computation:
   Basic.....................................................     11,524     11,624     11,684     11,707      11,634
   Diluted...................................................     12,559     12,963     12,654     12,415      12,639

(1) Quarterly per share amounts may not aggregate to total per share amounts for the year.

                      ORTEL CORPORATION AND SUBSIDIARIES

14.  Subsequent Events (unaudited)

         The Company previously owned 90% of Ortel SARL and 75% of Ortel Vertriebs GmbH. During the second quarter of fiscal year 2000, the Company purchased the minority interests of both of its European subsidiaries for cash values of approximately $95,000 for Ortel SARL and $185,000 for Ortel Vertriebs. Minority shareholders were compensated based on values determined at April 30, 1999. There was no goodwill in either transaction.

         On February 7, 2000, the Company entered into an Agreement and Plan of Merger with Lucent Technologies, Inc. Under the terms of the definitive merger agreement between Lucent and Ortel, each share of Ortel will be converted into
3.135 shares of Lucent upon the closing of the merger transaction. Based on Lucent's closing stock price of $57 on February 4, 2000 the acquisition would be valued at approximately $2.95 billion, or $177.125 per Ortel share, on a fully diluted basis. The completion of the merger is subject to a number of conditions, including approval of the transaction by the Company's stockholders which is expected to occur before June 30, 2000.

                      ORTEL CORPORATION AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RECENT DEVELOPMENTS

         The Company previously owned 90% of Ortel SARL and 75% of Ortel Vertriebs GmbH. During the second quarter of fiscal year 2000, the Company purchased the minority interests of both of its European subsidiaries for cash values of approximately $95,000 for Ortel SARL and $185,000 for Ortel Vertriebs. Minority shareholders were compensated based on values determined at April 30, 1999. There was no goodwill in either transaction.

         During the first quarter of fiscal year 2000, the Company implemented its plan to sell the U.S. and international wireless operations, which detracted from the Company's focus on fiberoptic markets. In addition to the operating losses incurred during the first quarter, the Company expected to incur costs directly related to the sale as well as losses on the sale of the businesses at prices potentially below net book value. In the first quarter of fiscal 2000, the Company recorded a loss of $4.4 million, before income tax benefit of $1.1 million, from the results of operations of the discontinued wireless businesses and the estimated loss on disposal of assets related to the discontinued wireless businesses. Significant costs related to the sale of the business included brokers fees, severance and expected product warranty costs.

         On February 7, 2000, the Company entered into an Agreement and Plan of Merger with Lucent Technologies, Inc. Under the terms of the definitive merger agreement between Lucent and Ortel, each share of Ortel will be converted into
3.135 shares of Lucent upon the closing of the merger transaction. Based on Lucent's closing stock price of $57 on February 4, 2000, the acquisition would be valued at approximately $2.95 billion, or $177.125 per Ortel share, on a fully diluted basis. The completion of the merger is subject to a number of conditions, including approval of the transaction by the Company's stockholders which is expected to occur before June 30, 2000.


GENERAL

         The discussion in this section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1999, as well as those discussed in this Item. The discussion below excludes the results of the discontinued wireless business operations.

Comparison of Years Ended April 30, 1999 and 1998

         Total revenues for fiscal 1999 were $65 million, a 1% increase from revenues of $64.3 million in fiscal 1998. Revenues from the fiberoptics business, consisting of broadband, satellite communications and telecommunications, increased slightly.

         Sales to Antec Corporation and General Instruments Corporation (GI) in fiscal 1999 were 27% and 19% respectively, compared to 13% and 18% respectively in fiscal 1998. While the Company has enjoyed a long-term relationship with these customers, there can be no assurance that they will not secure a second source or continue buying products from the Company.

         Gross margin for fiscal 1999 was 40%, compared to 43% in fiscal 1998. The reduction was due in part to reduced revenue, lower average prices for certain broadband products and also from a mix of some lower margin products. The Company anticipates that gross margins in the near term may trend lower as a result of lower prices on its broadband products offset by on-going cost reduction efforts associated with the introduction of a number of new products.

         For fiscal 1999, research and development expenses of $10.3 million, or 16% of revenue, was 35% higher than $7.6 million, or 12% of revenue, in fiscal 1998. This increase is in line with the Company's ongoing commitment to invest in its core linear and high-speed fiber optics business.

                      ORTEL CORPORATION AND SUBSIDIARIES


Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)


Comparison of Years Ended April 30, 1999 and 1998 (Continued)

         Sales and marketing expense increased 20% from $8.3 million, or 13% of revenue, in fiscal 1998, to $9.9 million, or 15% of revenue in fiscal 1999. This increase was primarily due to costs associated with the opening of offices in Asia during the year.

         General and administrative expenses increased 11% from $5 million, or 8% of revenue, in fiscal 1998, to $5.6 million, or 9% of revenue, in fiscal 1999. This increase is primarily due to certain costs related to changes in senior management and a charge related to the board of directors stock option plan.

         Income from continuing operations before income taxes was $1.7 million in fiscal 1999 compared to $8.8 million last fiscal year.

         The effective income tax rate from continuing operations was an 18.6% tax benefit resulting in an income tax benefit of $319,000. This compared to an effective income tax rate of 26.2% on profits recorded in fiscal 1998. The reduction in the effective tax rate in fiscal 1999 reflects primarily tax benefits from permanent differences as a larger percentage of restated net income from continuing operations.

         The income from continuing operations for fiscal 1999 was $2 million, or $0.16 per diluted share compared to a net profit of $6.5 million, or $0.51 per diluted share in fiscal 1998. Net income for fiscal 1999 includes an adjustment of $590,000 to the tax accrual, which is primarily the current tax benefit from the carryback of unused research and development credits. Net income for fiscal 1998 includes a gain of $915,000, or an after-tax impact of $0.05 per basic share, as the Company received the final installment of three equal annual payments related to an intellectual property dispute.

Comparison of Years Ended April 30, 1998 and 1997

         The Company's revenues for the fiscal year ended April 30, 1998, were, in large part, dependent upon the level of capital spending on fiberoptic technologies within the CATV industry. For the year, sales to GI accounted for approximately 18% of total revenues. While the Company has enjoyed a long-term relationship with this customer, there can be no assurance that GI will not secure a second source or continue buying products from the company.

         Compared to the prior year, the 14% reduction in revenue in fiscal 1998 reflects a continued slowdown in the domestic broadband industry due in part to a reduction in spending by Tele-Communications, Inc. (TCI) for network upgrades and a reduction in the average price of forward-path transmitters sold during the year in response to competitive pressures emanating from an unfavorable movement in foreign exchange rates.

         The decrease in gross margin to 43% in fiscal 1998 as compared to 51% in fiscal 1997 reflected 1) a reduction in total revenues while certain other costs remain relatively fixed, 2) a reduction in the average price of forward path transmitters in response to competitive pressures emanating from an unfavorable movement in foreign exchange rates, and 3) the startup costs related to the introduction of certain new products.

         Research and development expenses of $7.6 million were $1 million higher in fiscal 1998 compared to fiscal 1997 and increased from 9% percent of revenue in 1997 to 12% in 1998. Research and development costs are expensed as incurred and are net of contract revenues. Revenues from such contracts totaled approximately $730,000 in 1998. The Company has, in the past, maintained a strong research and development program and expects to continue to invest significant resources for research and product development.

                      ORTEL CORPORATION AND SUBSIDIARIES


Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)


Comparison of Years Ended April 30, 1998 and 1997 (Continued)

         Sales and marketing expenses of $8.3 million in fiscal 1998 were slightly lower than fiscal 1997, but increased from 11% of revenue in 1997 to 13% in 1998.

         General and administrative expenses of $5 million in fiscal 1998 increased slightly from $4.6 million in fiscal 1997 and as a percent of revenue increased to 8% from 6% in the previous year.

         Interest and other income, net of interest expense of $1.9 million in fiscal 1998 was down from $2.2 million in fiscal 1997 primarily due to lower average cash balances. Other income for fiscal 1998 includes a gain of $915,000 as the Company received the final installment of three equal annual payments related to an intellectual property dispute. No further payments are expected related to this dispute.

         The effective income tax rate from continuing operations was 26.2% in fiscal 1998 and 30.7% in fiscal 1997.

DISCONTINUED OPERATIONS

         In early November 1998, the Company announced it would discontinue its 980 nm pump laser business. Sales of the 980 nm product began in the first quarter of fiscal year 1997 and totaled $1.9 million over three fiscal years. Such revenue was below the Company's expectations due largely to rapid and continual price reductions in the marketplace. The necessary research and development costs, which would further differentiate the Company's product, were not merited under these market conditions.

         In addition to the operating losses incurred, the Company expects it will incur further costs as a result of its exit from the 980nm pump laser market. These costs were recognized in the second quarter of this fiscal year and totaled $4.9 million before income tax and $3.9 million after tax. Significant items included in this write-off were expected product warranty costs, write-off of inventory, equipment and accounts receivable plus severance costs of the associated reduction in workforce. Fifteen months after the discontinuance of these operations, the Company did not incur a substantial portion of the warranty and sale returns it expected. In the third quarter of fiscal 2000, the Company released approximately $1.1 million (before taxes) of amounts previously reserved, thereby reducing the total loss on the pump laser discontinuance to $3.2 million after taxes.

         In the first quarter of fiscal 2000, the Company recorded a loss of $4.4 million, before income tax benefit of $1.1 million, from the results of operations and estimated loss on the disposal of assets related to the discontinued wireless businesses. Significant costs related to the sale of the business included brokers fees, severance and expected product warranty costs.


LIQUIDITY AND CAPITAL RESOURCES

         In fiscal 1999, the Company utilized $304,000 of cash in its operating activities for both its continuing and discontinued operations. This was primarily due to increases in accounts receivable, inventory and income tax receivable partially offset by a higher level of trade accounts payable. The Company also utilized $1.1 million in investment activities during the year. This was due to capital equipment purchases of $4.5 million and a further investment of $1.5 million in the Tellium joint venture, offset by $4.9 million of proceeds from the sale of short-term investments. The exercise of stock options generated $1.3 million in cash in fiscal 1999.

                      ORTEL CORPORATION AND SUBSIDIARIES


Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)


LIQUIDITY AND CAPITAL RESOURCES (Continued)

         Cash and cash equivalents of $13.1 million increased slightly from the prior year ended April 30, 1998. As of April 30, 1999, the Company's principal sources of liquidity included cash and short-term investments of $24.2 million. The Company also had a credit facility for $5 million consisting of an unsecured revolving line of credit that expired on September 30, 1998. The revolving line of credit is renewable at the Company's option.

         The Company believes that cash, short-term investments and funds generated from operations will be sufficient to satisfy its projected working capital and capital expenditure requirements over the next twelve months.

         By August 30, 1999, the wireless businesses were sold in two separate transactions. Losses on the sale and costs associated with the transactions were commensurate with the $4.4 million estimated. Domestic wireless operations were sold for cash to an unrelated party. The Company agreed to provide certain services on a temporary basis to facilitate the operation of the business by the new owner, CI Wireless, Incorporated, of Fort Worth, Texas. These services include subletting a portion of a building at the Company's Alhambra facility and agreeing to sell certain key components which incorporate technology not included in the sale of the business. The Company's stock in Avitec AB, the wireless operations headquartered in Sweden, was sold to one of Avitec's founders.

                      ORTEL CORPORATION AND SUBSIDIARIES

                                  SCHEDULE II


                       VALUATION AND QUALIFYING ACCOUNTS

                   Years Ended April 30, 1999, 1998 and 1997
                                (in thousands)

                                                   Balance at
                                                  Beginning of                                 Balance at
                  Description                         Year       Additions     Deductions     End of Year
----------------------------------------------    ------------   ---------    ------------    -----------
Year ended April 30, 1997:
   Allowance for doubtful accounts............        $  325       $   60      $   38/(1)/       $  347
   Inventory reserve..........................        $1,066       $  912      $    2/(2)/       $1,976

Year ended April 30, 1998
   Allowance for doubtful accounts............        $  347       $   61      $  101/(1)/       $  307
   Inventory reserve..........................        $1,976       $2,475      $1,682/(2)/       $2,769

Year ended April 30, 1999
   Allowance for doubtful accounts............        $  307       $  671      $    5/(1)/       $  973
   Inventory reserve..........................        $2,769       $1,882      $2,171/(2)/       $2,480

(1)  Write-off of uncollectible accounts
(2)  Write-off of obsolete materials

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


DATE: March 20, 2000               ORTEL CORPORATION
                                   (Registrant)

                                        By: /s/ Stephen R. Rizzone
                                            ------------------------------
                                            Stephen R. Rizzone,
                                            Chairman, President and
                                            Chief Executive Officer

                                        By: /s/ Roger Hay
                                            ------------------------------
                                            Roger Hay,
                                            Vice President, Finance and
                                            Chief Financial Officer